Exhibit 99.1

American Campus Communities, Inc. Reports Third Quarter 2010 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)--October 26, 2010--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended September 30, 2010.

Highlights

  Achieved quarterly FFOM of $20.7 million or $0.34 per fully diluted share compared to $13.7 million or $0.25 per fully diluted share for the third quarter prior year.
  Increased net operating income ("NOI") for same store wholly-owned portfolio by 7.3 percent over the third quarter 2009.
  Achieved occupancy at the same store wholly-owned portfolio of 98.4 percent as of September 30, 2010 compared to 95.9 percent for the same date prior year, with a rental rate increase of 1.9 percent.
  Completed the acquisition of the full ownership interest in 11 student housing properties containing 6,806 beds, previously owned in one of two joint ventures in which the company held a 10 percent interest, for a purchase price of $282.5 million. The purchase of 3 properties from the second joint venture is expected to close during the fourth quarter 2010. As of September 30, 2010, the total joint venture portfolio containing 14 properties is currently 97.2 percent occupied compared to 94.4 percent for the same date prior year.
  Completed the acquisition of Sanctuary Lofts Apartments, a 487-bed community located adjacent to Texas State University in San Marcos, for a purchase price of $21.4 million.
  Commenced construction on Villas on Sycamore, a $28.0 million off-campus development in Huntsville, TX, which will contain 680 beds and serve students attending Sam Houston State University.
  Completed construction and opened the third-party development project containing 1,763 beds on the University of California, Irvine campus.
  Completed construction and opened the final phase of the third-party Hampton Roads Military Housing project in Norfolk, VA, which contains 2,367 beds for single sailors serving in the United States Navy.
  Selected by the University of Wyoming to begin predevelopment negotiations to develop an on-campus student housing project in Laramie.
  Raised $357.1 million in net proceeds from a public offering of 13,800,000 shares of common stock at a price of $27.00 per share on August 20, 2010, which includes 1,800,000 shares issued as a result of the underwriters' exercise of their over-allotment option in full at the closing.

Third Quarter 2010 Operating Results

Revenue for the third quarter 2010 totaled $88.6 million, up 16.0 percent from $76.4 million in the third quarter 2009. Operating income for the quarter increased to $16.8 million or 38.2 percent over the prior year third quarter primarily due to an increase in third-party development services revenue that was a result of construction savings earned on a third-party development project completed during the quarter. Net income for the third quarter 2010 totaled $3.9 million, or $0.06 per fully diluted share, compared with a net loss of $5.8 million, or $0.11 per fully diluted share, for the same quarter in 2009. The increase in net income as compared to the prior year quarter is primarily due to the increase in operating income discussed above and a non-cash gain of $3.9 million recognized during the third quarter 2010 related to the purchase of 11 properties from the previously mentioned joint venture. FFO for the third quarter 2010 totaled $23.6 million, or $0.39 per fully diluted share, as compared to $13.1 million, or $0.24 per fully diluted share, for the same quarter in 2009. FFOM for the third quarter 2010 was $20.7 million, or $0.34 per fully diluted share, as compared to $13.7 million, or $0.25 per fully diluted share, for the third quarter prior year. A reconciliation of FFO and FFOM to net income is shown on Table 3.

NOI for same store wholly-owned properties was $30.7 million for the quarter, up 7.3 percent from $28.6 million in the 2009 third quarter. Same store wholly-owned property revenues increased by 4.5 percent over the 2009 third quarter, primarily due to increases in occupancy and average rental rates resulting from the improved lease-up for the 2010-2011 academic year. Same store wholly-owned operating expenses increased by 2.3 percent primarily due to increases in utilities and maintenance costs that were a result of increased occupancy at the properties. NOI for the total wholly-owned property portfolio increased 11.9 percent to $34.0 million for the quarter from $30.4 million in the comparable period of 2009. For purposes of calculating property NOI, the company defines property NOI as property revenues less direct property operating expenses, excluding depreciation but including allocated corporate general and administrative expenses.

“This quarter, we produced impressive same store NOI growth over the prior year with a 7.3 percent increase,” said Bill Bayless, American Campus CEO. “Our forward momentum moving into 2011 is strong with fall same store occupancy at 98.4 percent, and meaningful growth taking place through acquisitions, off- campus development, on-campus development and third-party services. We are poised to continue to produce value for our shareholders."

Portfolio Update

During the quarter, the company commenced construction on Villas on Sycamore, an off-campus project that will serve students attending Sam Houston State University in Huntsville, TX. The $28.0 million development is adjacent to the main campus and will consist of 680 private bedroom and private bathroom townhomes that are featured in two-story duplex configurations. Amenities will include a 7,300-square-foot community center with a fitness center, student lounge, game room, computer center, volleyball court, and resort-style swimming pool. The community is anticipated to open for occupancy in Fall 2011.

Also during the third quarter, the company acquired the Sanctuary Lofts apartments out of foreclosure for $21.4 million. Located adjacent to Texas State University in San Marcos, the 487-bed student housing asset was developed in 2006 and incorporates the former First Baptist Church into clubhouse amenities and a portion of the residential units. On-site amenities include a fitness studio, game room, coffee bar, tanning beds, and a pool. The asset also includes a 504-space parking garage. The community is currently over 97 percent leased for the 2010 – 2011 academic year.

The company, as third-party developer, also completed construction and opened 1,763 beds for occupancy at Camino del Sol and Puerta del Sol, the third phase of housing completed on the University of California, Irvine campus. Camino del Sol consists of 21 two- and three-story buildings with units that house up to four students, each with a private bedroom and the option for a private bathroom. Puerta del Sol offers students one- and two-bedroom unit configurations in a more private living environment. Students enjoy resort-style living with amenities such as a pool, spas, cabanas, an outdoor kitchen, flat-screen televisions, fitness center, computer rooms, study rooms and a variety of social lounges that promote communal living. Both housing developments received LEED Gold ratings from the U.S. Green Building Council.

At-The-Market (ATM) Share Offering Program

For the quarter ended September 30, 2010, the company sold 302,900 shares of common stock under the ATM program at a weighted average price of $28.42 per share for net proceeds of approximately $8.5 million. The sales occurred prior to the August equity offering and proceeds raised under the program were used to match fund the company’s acquisition and development activity.

2010 Outlook

The company is updating its 2010 outlook to primarily reflect the impact of the recent equity offering, the purchase of the full ownership interest in 14 student housing properties owned in two joint ventures and the results of the lease-up efforts for the 2010-2011 academic year. The company believes the financial results for the fiscal year ending December 31, 2010 may be affected by, among other factors:

  national and regional economic trends and events;
  the timing of acquisitions or dispositions;
  the timing of the commencement of construction of ACE and third-party development projects;
  university enrollment, funding and policy trends;
  the ability of the company to earn third-party development and management revenues;
  the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
  the ability of the company to integrate acquired properties; and
  the success of maintaining the current leases in place for the company's owned properties for the 2010-2011 academic year.

Based upon these assumptions, management anticipates that fiscal year 2010 FFO will be in the range of $1.57 to $1.61 per fully diluted share and that FFOM will be in the range of $1.54 to $1.58 per fully diluted share. All guidance is based on the current expectations and judgment of the company’s management team. A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2010 and assumptions utilized is included in Table 4.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss third quarter results and the 2010 outlook on Wednesday October 27, 2010 at 11 a.m. EDT (10:00 a.m. CDT). To participate by telephone, call 800-901-5218 passcode 63519328 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning two hours after the end of the call until November 3, 2010 by dialing 888-286-8010 or 617-801-6888 passcode 37518013. The replay also will be available for 30 days at www.americancampus.com and at www.earnings.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to noncontrolling interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM. We also exclude impairment charges from FFOM, as we believe the inclusion of such charges is inconsistent with the treatment of gains and losses on the disposition of real estate, which are not included in FFO. Additionally, we believe that excluding impairment charges from FFOM more appropriately presents the operating performance of the company’s real estate investments on a comparative basis.

About American Campus Communities

American Campus Communities, Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 99 student housing properties containing approximately 61,400 beds. The company also owns a minority interest in six joint venture properties containing approximately 3,000 beds. Including its owned, joint venture and third-party managed properties, ACC's total managed portfolio consists of 141 properties with approximately 92,200 beds. Additional information is available at www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1 American Campus Communities, Inc. and Subsidiaries Consolidated Balance Sheets ($ in thousands)

	September 30 , 2010	December 31, 2009
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$2,302,479	$2,014,970
On-campus participating properties, net	63,292	65,690
Investments in real estate, net	2,365,771	2,080,660

Cash and cash equivalents	203,665	66,093
Restricted cash	26,750	29,899
Student contracts receivable, net	9,764	5,381
Other assets	54,602	52,948

Total assets	$2,660,552	$2,234,981

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt	$1,099,047	$1,029,455
Senior secured term loan	100,000	100,000
Secured agency facility	101,000	94,000
Accounts payable and accrued expenses	34,224	26,543
Other liabilities	66,493	45,487

Total liabilities	1,400,764	1,295,485

Redeemable noncontrolling interests	36,765	36,722

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	666	521
Additional paid in capital	1,465,500	1,092,030
Accumulated earnings and dividends	(240,402)	(189,165)
Accumulated other comprehensive loss	(6,543)	(4,356)
Total American Campus Communities, Inc. and Subsidiaries stockholder’s equity	1,219,221	899,030
Noncontrolling interests	3,802	3,744
Total equity	1,223,023	902,774

Total liabilities and equity	$2,660,552	$2,234,981

Table 2 American Campus Communities, Inc. and Subsidiaries Consolidated Statements of Operations (unaudited, $ in thousands, except share and per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010		2009	2010		2009
Revenues
Wholly-owned properties	$75,210		$67,713	$214,951		$197,201
On-campus participating properties	4,654		4,433	16,107		15,229
Third-party development services	6,056		1,760	8,258		3,698
Third-party management services	2,274		2,229	6,609		6,576
Resident services	437		288	931		733
Total revenues	88,631		76,423	246,856		223,437

Operating expenses
Wholly-owned properties	41,661		37,633	105,425		99,917
On-campus participating properties	2,857		2,690	7,876		7,503
Third-party development and management services	2,754		2,842	8,649		8,629
General and administrative	3,716	(1)	2,667	9,085	(1)	8,244
Depreciation and amortization	19,980		17,977	55,263		56,900
Ground/facility leases	888		474	2,212		1,478
Total operating expenses	71,856		64,283	188,510		182,671

Operating income	16,775		12,140	58,346		40,766

Nonoperating income and (expenses)
Interest income	42		20	75		99
Interest expense	(15,242)		(15,154)	(45,504)		(45,235)
Amortization of deferred financing costs	(1,238)		(834)	(3,295)		(2,393)
Loss from unconsolidated joint ventures	(9)		(907)	(2,134)		(1,944)
Other nonoperating income	3,901		-	3,901		402
Total nonoperating income and (expenses)	(12,546)		(16,875)	(46,957)		(49,071)

Income (loss) before income taxes and discontinued operations	4,229		(4,735)	11,389		(8,305)
Income tax provision	(143)		(135)	(428)		(405)
Income (loss) from continuing operations	4,086		(4,870)	10,961		(8,710)

Discontinued operations
Loss attributable to discontinued operations	-		(877)	(4,288)		(1,825)
Loss from disposition of real estate	-		-	(3,705)		-
Total discontinued operations	-		(877)	(7,993)		(1,825)

Net income (loss)	4,086		(5,747)	2,968		(10,535)
Net income attributable to noncontrolling interests	(181)		(57)	(484)		(302)
Net income (loss) attributable to American Campus Communities, Inc. and Subsidiaries	$3,905		$(5,804)	$2,484		$(10,837)

Net income (loss) per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders – basic and diluted	$0.06		$(0.11)	$0.03		$(0.24)

Weighted-average common shares outstanding
Basic	59,165,472		52,195,869	54,604,300		47,526,198
Diluted	60,794,968		52,195,869	56,295,937		47,526,198

1 General and administrative expenses for the three and nine months ended September 30, 2010 include $0.9 million of acquisition-related costs such as broker fees, due diligence costs and legal and accounting fees. Under previous accounting guidance, such costs would have been capitalized as part of the acquisition; however, under new accounting requirements, these costs are expensed in the period incurred.

Table 3 American Campus Communities, Inc. and Subsidiaries Calculation of FFO and FFOM (unaudited, $ in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income (loss) attributable to American Campus Communities, Inc. and Subsidiaries	$3,905	$(5,804)	$2,484	$(10,837)
Noncontrolling interests	181	57	484	302
Loss from disposition of real estate	-	-	3,705	-
Loss from unconsolidated joint ventures	9	907	2,134	1,944
FFO from unconsolidated joint ventures [1]	26	(308)	(1,218)	(155)
Real estate related depreciation and amortization	19,494	18,249	54,342	57,981
Funds from operations (“FFO”)	23,615	13,101	61,931	49,235

Elimination of operations of on-campus participating properties and unconsolidated joint venture:
Net loss from on-campus participating properties	1,268	995	558	586
Amortization of investment in on-campus participating properties	(1,094)	(1,087)	(3,253)	(3,269)
FFO from Hampton Roads unconsolidated joint venture [2]	-	(180)	160	-
	23,789	12,829	59,396	46,552
Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow [3]	599	223	1,391	715
Management fees	202	210	723	709
Impact of on-campus participating properties	801	433	2,114	1,424
Gain on remeasurement of equity method investment [4]	(3,901)	-	(3,901)	-
Elimination of provision for asset impairment – wholly-owned property [5]	-	-	4,036	-
Elimination of provision for asset impairments – unconsolidated joint ventures [6]	-	464	1,414	464
Funds from operations - modified (“FFOM”)	$20,689	$13,726	$63,059	$48,440

FFO per share - diluted	$0.39	$0.24	$1.10	$1.00

FFOM per share - diluted	$0.34	$0.25	$1.12	$0.98

Weighted average common shares outstanding - diluted	60,909,931	53,981,650	56,410,900	49,263,052

1 Represents our share of the FFO from three joint ventures in which we are or were a minority partner. Includes the Hampton Roads Military Housing joint venture in which we have a minimal economic interest as well as our 10% minority interest in two joint ventures (the "Fidelity Joint Ventures") formed or assumed as part of the company's acquisition of GMH. On September 1, 2010, the company purchased Fidelity’s remaining 90% interest in one of the joint ventures. The 11 properties purchased are now wholly-owned and are consolidated by the company. The company intends to close on the purchase of Fidelity’s 90% interest in 3 properties owned through the remaining joint venture during the fourth quarter 2010.

2 Our share of the FFO from the Hampton Roads Military Housing unconsolidated joint venture is excluded from the calculation of FFOM, as management believes this amount does not accurately reflect the company's participation in the economics of the transaction.

3 50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment principal) and capital expenditures. Represents amounts accrued for the interim periods.

4 Represents a non-cash gain recorded to remeasure the company’s equity method investment in one of the Fidelity joint ventures to fair value as a result of the company purchasing Fidelity’s remaining 90% interest in the joint venture on September 1, 2010.

5 Represents an impairment charge recorded during the three months ended March 31, 2010 for Campus Walk - Oxford, a property that was sold in April 2010. Although impairment charges are included in the calculation of net income (loss) and FFO, the company excludes such charges from FFOM because it believes the inclusion of such charges is inconsistent with the treatment of gains and losses on the disposition of real estate, which are not included in FFO. Additionally, the company believes that excluding impairment charges from FFOM more appropriately presents the operating performance of the company's real estate investments on a comparative basis.

6 Represents our share of impairment charges recorded during the periods presented for properties owned through our unconsolidated Fidelity Joint Ventures.

Table 4 American Campus Communities Inc. and Subsidiaries 2010 Outlook[1] (unaudited, $ in thousands, except per share data)

	Low	High
Net income	$12,400	$14,750
Noncontrolling interests	850	1,050
Loss from disposition of real estate	3,700	3,700
Loss from unconsolidated joint ventures	2,150	2,150
FFO from unconsolidated joint ventures	(1,200)	(1,200)
Depreciation and amortization	75,500	75,500
Funds from operations (“FFO”)	93,400	95,950

Elimination of operations from on-campus participating properties and unconsolidated joint venture	(5,950)	(5,950)

Modifications to reflect operational performance of on-campus participating properties	2,750	2,750
Gain on remeasurement of equity method investment	(3,900)	(3,900)
Elimination of provision for asset impairment:
Wholly-owned property	4,050	4,050
Unconsolidated joint ventures	1,400	1,400
Funds from operations – modified (“FFOM”)	$91,750	$94,300

Weighted average common shares outstanding – diluted	59,500,000	59,500,000

Net income per share – diluted	$0.21	$0.25

FFO per share – diluted	$1.57	$1.61

FFOM per share – diluted	$1.54	$1.58

1 Assumes that: (a) other than what has previously been communicated, no additional property acquisitions or dispositions will occur during 2010; (b) the company will achieve property level NOI of $159.2 million to $160.4 million; (c) the company will generate third-party development and management revenues from $17.1 million to $18.6 million; and (d) as reflected in the high range only, the CUNY-Staten Island third-party development project will commence construction during 2010.

CONTACT:
American Campus Communities Inc., Austin
Gina Cowart, 512-732-1000